UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 23, 2019, EQT Corporation issued the following news release:

NEWS RELEASE

EQT FILES DEFINITIVE PROXY AND MAILS LETTER TO SHAREHOLDERS

•                  Highlights Success of New EQT Board, Leadership Team and Ambitious, Realistic Strategic Plan Already Delivering Clear Results

•                  Urges Support for the EQT Team, Which Is Creating Significant and Sustainable Long-Term Value for Shareholders

•                  Recommends Shareholders Vote “FOR” All 12 of EQT’s Highly Experienced Director Nominees on the GOLD Universal Proxy Card TODAY

PITTSBURGH — (May 23, 2019) — EQT Corporation (NYSE: EQT) today announced that it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission in connection with the Company’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”), scheduled for July 10, 2019. EQT shareholders of record as of the close of business on May 14, 2019, will be entitled to vote at the Annual Meeting.

The EQT Board of Directors (the “Board”) recommends that shareholders support the EQT team and strategy that is delivering results by voting on the GOLD universal proxy card “FOR” EQT’s 12 highly qualified director nominees.

In connection with the filing of the definitive proxy statement, the independent directors of EQT mailed a letter to shareholders. Highlights of the letter include:

•                  EQT has transformed into a focused pure play upstream industry leader with a simplified corporate structure and a refreshed Board and leadership team.

•                  The new EQT team is successfully executing an ambitious, realistic strategic plan to drive substantial and sustainable free cash flow growth and value creation.

•                  EQT generated more than $300 million of adjusted free cash flow[2] in the last two quarters; and

•                  The Company is on track to achieve approximately $300 to $400 million of adjusted free cash flow[2] in 2019, and at least $2.9 billion of adjusted free cash flow[2] through 2023.

•                  EQT’s independent, diverse Board slate has the right skills and experience to oversee EQT’s progress.

•                  The Board values feedback from shareholders and is committed to continually enhancing governance as demonstrated by the Company’s three new independent director nominees and use of a universal proxy card.

•                  The Board has carefully considered the Toby Rice slate and determined the EQT nominees are better suited to continue to oversee EQT’s successful transformation.

•                  The Board believes that the Rices’ campaign is designed to install Toby as CEO and his family and friends on the Board and management team. The Board should not be a friends-and-family club.

•                  The Board believes that the Toby Rice plan is fundamentally flawed and unrealistic, would be destabilizing and value destructive and is solely designed to advance the interests of the Rice family and their friends, not EQT.

NEWS RELEASE

The full text of the letter to shareholders follows below:

Support the EQT Team Successfully Creating

Significant and Sustainable Long-Term Value for Shareholders

Vote the Enclosed GOLD Universal Proxy Card Today

“FOR” All 12 of EQT’s Highly Experienced Director Nominees

May 23, 2019

Dear Fellow EQT Shareholder:

Over the last year, EQT Corporation (“EQT” or the “Company”) has transformed into a focused upstream industry leader with a simplified corporate structure and a refreshed Board of Directors (the “Board”) and management team. The new management team has implemented a profound cultural shift across the organization and spearheaded an ambitious, realistic strategic plan to drive operational excellence and shareholder value creation.

Before EQT’s Annual Meeting of Shareholders on July 10, 2019 (the “Annual Meeting”), you will be asked to make an important decision regarding the composition of the Board. Your decision will impact the future of the Company and the value of your investment in EQT.

At this year’s meeting, a group led by Toby Z. Rice and Derek A. Rice (the “Rice Group”) is seeking to take control of the Board. The Rice campaign is premised on stale arguments that are irrelevant following the significant transformation EQT has undertaken since the new management team assumed their roles. Based on what Toby Rice himself told our Board, we believe that the Rice family’s campaign is a ruse to install Toby as CEO, replace the EQT Board and management team with friends and family and pursue a risky, misguided and value-destructive plan instead of EQT’s proven strategy.

We encourage you to support the EQT team and the effective strategy that is delivering results and vote today on the GOLD universal proxy card “FOR” EQT’s 12 nominees:

Philip G. Behrman, Ph.D., Janet L. Carrig, Christina A. Cassotis, William M. Lambert, Gerald F. MacCleary, James T. McManus II, Robert J. McNally, Valerie A. Mitchell, Anita M. Powers, Daniel J. Rice IV, Stephen A. Thorington and Christine J. Toretti.

We believe the choice is clear:

 Support the EQT team that is driving substantial and sustainable free cash flow and shareholder value or

 Cede control of EQT to the Toby Rice slate, a team of family and friends that is deeply conflicted and NEVER generated positive free cash flow at Rice Energy.

THE NEW EQT BOARD AND LEADERSHIP TEAM ARE OPERATING FROM A POSITION OF STRENGTH AND SUCCESSFULLY EXECUTING AN AMBITIOUS, REALISTIC STRATEGIC PLAN

Today, EQT is the largest independent natural gas producer in the United States with a world-class asset base positioned squarely in the core of the Appalachian basin with 15 to 20 years of drilling inventory.

As part of EQT’s transformation into a focused upstream industry leader, the Company refreshed its Board and management team. Rob McNally was appointed CEO in November 2018 and has been leading EQT’s transformation into a cash flow generating machine.

NEWS RELEASE

EQT Is Outperforming Appalachian Peers

As market sentiment shifted to focus on capital efficiencies over volume growth, so have EQT’s operations. We anticipated this shift and took aggressive, meaningful and decisive steps to reduce costs and drive efficiencies to generate substantial and sustainable free cash flow growth.

We have increased production volumes, delivered substantial operational improvements and reduced annual costs by $150 million, helping to drive free cash flow. Our strategy has delivered results, with EQT’s share price outperforming Appalachian peers¹ by 61% since the spin-off and 24% year-to-date. Even so, we understand there is more work to be done and are committed to delivering greater results for shareholders.

Operating plan focused on enhancing operations, increasing efficiency and accelerating free cash flow growth

Working to address legacy issues, EQT’s new management team acted swiftly and developed a rigorous, bottom-up operating plan that was unveiled in January 2019. Taking into account the views of investors, the plan is focused on reducing costs and driving efficiencies to generate substantial and sustainable free cash flow growth and create significant value for shareholders.

Decisive actions taken to optimize operational results

In December, the Board formed an Operating and Capital Efficiency Committee. This committee is made up of independent directors who collectively have more than 125 years of E&P operating experience. The committee has undertaken an ongoing review of the Company’s operations and capital deployment, reviewed detailed operational benchmarking analyses and remained fully engaged in our efforts to drive further efficiency gains and cost reductions.

In March, our deep bench of talent was strengthened with the appointment of Gary Gould as Chief Operating Officer. Gary has more than three decades of relevant industry experience, including direct experience in the Marcellus basin. Prior to joining EQT, he served in senior operational leadership roles at Continental Resources, Chesapeake Energy, Kinder Morgan, Inc., ConocoPhillips, Burlington Resources, Inc. and Exxon Corporation. Gary is ideally and uniquely suited to drive cost reductions incremental to our targets and support our focus on free cash flow generation. As the Operating and Capital Efficiency Committee and Gary work to capture more operating efficiencies, EQT is well positioned to further reduce costs.

NEWS RELEASE

EQT DELIVERED MORE THAN $300 MILLION IN ADJUSTED FREE CASH FLOW2
 IN THE LAST TWO QUARTERS

As we have implemented comprehensive cultural changes, EQT has generated more than $300 million of adjusted free cash flow2 over the last two quarters and remains on track to deliver approximately $300 to $400 million of adjusted free cash flow2 in 2019. Given our success to date, the Company is expected to generate at least $2.9 billion of adjusted free cash flow2 over the next five years.

The Rice Team has never generated positive free cash flow

On the other hand, Rice Energy never produced positive annual free cash flow while operating as a public company. In fact, it burned through approximately $5 billion of capital from 2012 through the third quarter of 2017. Any claims from the Rice family that they can deliver an incremental $500 million in free cash flow from EQT’s plan are baseless and are not supported by their own track record.

EQT’s operational focus is driving further cost savings

With the support and oversight of Rob McNally, Gary Gould and our Operating and Capital Efficiency Committee, we expect to realize additional savings over the next five years through the successful execution of our “Target 10% Initiative.” Through this initiative, EQT is actively pursuing more than 100 projects that we anticipate will further drive down costs in 2019 and beyond. If fully executed, these initiatives are expected to increase cumulative five-year adjusted free cash flow2 to approximately $3.4 billion.

EQT is one of the industry’s lowest cost operators

Contrary to the Rices’ repeated claims, EQT already stands as one of the lowest cost operators in its peer group, as noted in the chart.

NEWS RELEASE

EQT WELCOMES DIVERSE PERSPECTIVES IN THE BOARDROOM
AND IS COMMITTED TO CONTINUALLY ENHANCING GOVERNANCE

EQT has demonstrated that we value the feedback we have received through extensive shareholder engagement. Board refreshment is a priority for the new EQT, and we are pleased to nominate Janet Carrig, James McManus and Valerie Mitchell to serve as new, independent directors.

The Rice family already has proportionate representation on EQT’s Board

Given the Rice family’s 3.1% ownership interest in EQT, and Daniel Rice’s position as a director on the EQT Board standing for reelection, we do not believe the addition of other Rice family members or their designees is appropriate or consistent with best-in-class governance practices. The Board believes Daniel brings relevant experience with regard to Rice Energy’s legacy assets as well as a former public company CEO’s perspective to the EQT boardroom.

Best-in-industry Board composition

The composition of our 2019 director slate reflects our focus on closely aligning the skill sets, experience and perspectives of the Company’s directors with the dynamic needs of EQT. We are confident that our new nominees and the incumbent directors seeking reelection are best qualified to help ensure EQT continues to successfully generate substantial and sustainable free cash flow growth.

NEWS RELEASE

Enfranchising EQT shareholders with the universal proxy card

EQT’s commitment to outstanding governance extends beyond refreshment actions. For the upcoming Annual Meeting, EQT is implementing one of today’s most forward-thinking governance constructs — the universal proxy card.

The SEC, institutional investors and proxy advisor firms have advocated for universal proxy cards as a way to ensure a more fair, less cumbersome voting process. A universal proxy card provides for all nominees put forth by the EQT Board and the Rice Group to be listed on the same proxy card, allowing shareholders to elect any combination of the nominees they choose without attending the shareholder meeting in person.

EQT IS OPEN-MINDED AND VALUES FEEDBACK FROM SHAREHOLDERS

BUT THE RICES’ DEMANDS ARE UNREASONABLE, SELF-SERVING AND WOULD BE HIGHLY DESTABILIZING IF IMPLEMENTED

EQT has responsibly, but meaningfully, disrupted the status quo. As reflected in the actions taken over the last year, we embrace disruption when we believe changes will yield improved and meaningful results without introducing material risk to ongoing operations.

EQT’s director nominees are more qualified

EQT met with the Rices, thoroughly evaluated their claims and determined that their operational ideas are flawed and based on assumptions that overlook key business fundamentals. After careful consideration, the Board determined that the EQT nominees are better suited to continue to oversee EQT’s successful transformation. Toby Rice’s proposal for wholesale change would be counterproductive and destabilizing, especially amid a successful transformation.

Toby Rice intends to replace EQT’s department heads with Rice friends and family

Despite the successful turnaround at EQT that your refreshed Board and management team have overseen, Toby Rice is seeking to replace the majority of the Board and install himself as CEO. Toby Rice has also clearly articulated his intention to appoint former Rice Energy employees — a group that includes his wife and his college baseball coach — to replace up to 15 of the Company’s department heads. We believe the turmoil that would result from the wholesale replacement of the Board and management team would disrupt the Company’s progress, impact financial and operational results, create uncertainty and fear with employees and impair EQT’s valuation.

Toby Rice was replaced as CEO of his own company

The Board carefully considered these factors, noting that Toby Rice was replaced as CEO by his brother Daniel prior to Rice Energy’s IPO and that several of the Rice Group’s nominees oversaw poor governance practices as Rice Energy directors. The Board also has serious concerns about potential conflicts of interest of the Rice Group’s nominees because a number of them have a long history of friendship and service to the Rice family, and at least one has a relative who was employed by Rice Energy.

NEWS RELEASE

EQT should not be a family business

The replacement of management with Toby Rice’s friends and family would be irresponsible and a significant step backward for EQT from a governance perspective. We do not believe that turning EQT into a family-and-friends club is in the best interests of the Company or all shareholders. Moreover, we do not believe that Toby Rice is fit to serve as a director or officer of EQT.

SUPPORT THE NOMINEES WHO ARE ALIGNED WITH YOUR INTERESTS —

VOTE TODAY “FOR” EQT’S 12 HIGHLY QUALIFIED DIRECTOR NOMINEES
ON THE GOLD UNIVERSAL PROXY CARD

Support the nominees who are independent, not conflicted and successfully overseeing the execution of a proven plan that has already created value for shareholders and will continue to do so in the short and long term. We believe the Rices are using irrelevant information and outdated statistics from the old EQT in an effort to mislead shareholders and advance their campaign to take control of EQT and turn it into a family business. A vote for EQT’s 12 nominees is a vote to reject the Rices’ fundamentally conflicted and self-serving agenda and to continue the successful execution of EQT’s proven cash flow plan.

Your vote is extremely important. It does not matter how many or how few shares you have. It does not matter whether or not you plan to attend the Annual Meeting. You have an opportunity to keep EQT on the best path forward and support EQT’s Board and management team by voting the GOLD universal proxy card. Please note, if you mark “FOR” for more than 12 individuals for the election of directors, all of your votes for the election of directors will be deemed invalid.

We urge you to vote today by telephone, internet or by signing, dating and returning the enclosed GOLD universal proxy card in the postage-paid envelope provided. Please discard and do NOT vote using any white proxy cards you may receive from the Rice Group.

Thank you for your continued support of EQT as we work to execute our strategy and drive value and significant cash flow for shareholders. We are building on our momentum and look forward to continuing to engage with all shareholders regarding the positive change underway and our progress in driving accelerated free cash flow growth.

Sincerely,

The Independent Members of the EQT Board of Directors

EQT shareholders with questions about how to vote their shares or would like additional information may call Innisfree M&A Incorporated, the company’s proxy solicitor, toll-free at (877) 687-1866 (from the U.S. and Canada) or (412) 232-3651 (from other locations).

If you have any questions, or need assistance in voting

your shares on the GOLD universal proxy card,
please call EQT’s proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE at 1-877-687-1866 (from the U.S. or Canada)

Or at (412) 232-3651 (From Other Locations)

NEWS RELEASE

About EQT Corporation:

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at ir.eqt.com.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NON-GAAP DISCLOSURES

Adjusted Free Cash Flow

Adjusted free cash flow is defined as the Company’s net cash provided by operating activities less changes in other assets and liabilities, less EBITDA attributable to discontinued operations (a non-GAAP supplemental financial measure defined below), plus interest expense attributable to discontinued operations and cash distributions from discontinued operations, less accrual-based capital expenditures attributable to continuing operations. Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company’s management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company’s liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows included in the Company’s report on Form 10-Q for the quarter ended March 31, 2019 and to the Company’s report on Form 10-K for the year ended December 31, 2018.

NEWS RELEASE

	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018	Total
	(Thousands)
Net cash provided by operating activities	$871,287	$530,866	$1,402,153
(Deduct) / add back changes in other assets and liabilities	(223,934)	261,216	37,282
Operating cash flow	$647,353	$792,082	$1,439,435
(Deduct) / add back:

EBITDA attributable to discontinued operations (a)	—	(118,934)	(118,934)
Interest expense attributable to discontinued operations	—	19,452	19,452
Adjusted operating cash flow	$647,353	$692,600	$1,339,953
(Deduct):
Capital expenditures attributable to continuing operations	(476,022)	(558,351)	(1,034,373)
Adjusted free cash flow	$171,331	$134,249	$305,580

(a)         As a result of the separation of the Company’s midstream business from its upstream business and subsequent spin-off of Equitrans Midstream Corporation in November 2018, the results of operations of Equitrans Midstream Corporation are presented as discontinued operations in the Company’s Statements of Condensed Consolidated Operations. EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure reconciled in the section below.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and adjusted free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort. Projected 2019 adjusted free cash flow is based on average NYMEX natural gas price (April to December) of $2.79 per MMbtu as of March 31, 2019. For the period 2020 through 2023, projected adjusted free cash flow is based on average NYMEX natural gas price of $2.85 per MMbtu for Henry Hub and ($0.45) local basis.

EBITDA Attributable to Discontinued Operations

EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure defined as income from discontinued operations, net of tax plus interest expense, income tax expense, depreciation and amortization of intangible assets attributable to discontinued operations for the three months ended December 31, 2018.

The table below reconciles EBITDA attributable to discontinued operations with income from discontinued operations, net of tax, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations included in the Company’s report on Form 10-K for the year ended December 31, 2018.

NEWS RELEASE

Three Months Ended December 31, 2018
(Thousands)
Income (loss) from discontinued operations, net of tax	$(163,911)
Add back / (deduct):
Interest expense	19,452
Income tax benefit	(31,575)
Depreciation	22,243
Amortization of intangible assets	4,847
Impairment of goodwill	267,878
EBITDA attributable to discontinued operations	$118,934

Adjusted SG&A per Unit

Adjusted SG&A per unit is a non-GAAP supplemental financial measure that is presented because it is an important measure used by EQT’s management to evaluate period-to-period comparisons of earnings trends. Adjusted SG&A per unit is defined as SG&A less an increase in litigation reserves which was recorded in the fourth quarter of 2018 and indirect costs previously associated with the midstream business prior to the separation that are not permitted to be allocated to discontinued operations under the accounting rules. The measure excludes items that affect the comparability of results or that are not indicative of trends in the ongoing business. Management believes that adjusted SG&A per unit as presented provides useful information for investors for evaluating period-over-period earnings.

The table below reconciles adjusted SG&A per unit with SG&A, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations be included in the Company’s report on Form 10-Q for the quarter ended March 31, 2019 in the Company’s report on Form 10-K for the year ended December 31, 2018.

Twelve Months Ended March 31, 2019
($ in thousands, unless noted)
Selling, general and administrative (SG&A)	$293,383
Add back / (deduct):
Increase in litigation reserves	(59,677)
Indirect costs previously allocated to the midstream business prior to the separation	(33,758)
Adjusted SG&A	$199,948
Total sales volume (MMcfe)	1,514,154
Adjusted SG&A per unit	$0.13

NEWS RELEASE

Important Information

EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.

Participants in the Solicitation

The Company, its directors and nominees and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2019 Annual Meeting. Information regarding the names of the Company’s directors and nominees and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for the 2019 Annual Meeting, filed with the SEC on May 22, 2019. To the extent holdings of the Company’s directors and executive officers in the Company’s securities have changed since the amounts described in (or are not set forth in) the definitive proxy statement for the 2019 Annual Meeting, such changes (or initial ownership information and subsequent changes) have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  Investors and shareholders can obtain the definitive proxy statement, any amendments or supplements, and any other documents filed by the Company with the SEC free of charge from the sources indicated above.

Contacts:

Analyst inquiries:

Blake McLean – Senior Vice President, Investor Relations and Strategy

412.395.3561

bmclean@eqt.com

Media inquiries:

Michael Laffin – Vice President, Communications

412.395.2069

MLaffin@eqt.com